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                                                                  EXHIBIT 10.14

GABLES RESIDENTIAL TRUST
      [LOGO]



November 11, 1996


Mr. Perry ("Peter") M. Parrott, Jr.
3501 University Blvd.
Dallas, TX  75205


Dear Peter:

         In light of various changes in the operations of Gables Residential Trust (the "Company"), the Company accepts your resignation effective November 11, 1996. Your resignation from the Board of Directors was effective October 2, 1996. Based on our review of the facts surrounding your resignation, it has been determined that the Company will provide you with the separation package described below. In return for your agreements contained herein, including your release of certain claims as described below, and subject to your performance of your obligations under this agreement, the Company agrees, upon your execution of this letter to the following:

         (1) The Company will engage your services as a consultant effective November 12, 1996 and will continue your base salary at your current rate, less applicable withholding and payroll taxes, through January 26, 1997. Effective with your resignation on November 11, 1996 and thereafter, you will no longer serve in an executive role or as an officer for the Company.

         (2) The Company will pay you Two Hundred Seventy-Five Thousand and No/100 Dollars ($275,000.00), in one lump sum, which amount represents your 1996 bonus as well as severance. Such payment will be made to you by the Company prior to December 31, 1996. The Company will withhold applicable withholding and payroll taxes from the payment to you pursuant to this paragraph (2).

         (3) The Company will continue your car allowance at the current rate through January 26, 1997.

         (4) The Company will continue to make contributions to your 401(k) plan at the current rate through January 26, 1997.

         (5) The Company will continue to provide you all benefits at the current level through January 26, 1997. Subsequent to January 26, 1997, you will be eligible to continue to participate in the Company's group health plan pursuant to COBRA. Such COBRA premiums, to the extent you choose to participate, will be your financial responsibility.



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Mr. Perry ("Peter") M. Parrott,Jr.
November 11, 1996
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         (6)      All stock options issued to you that have not already vested by January 26, 1997, will become vested on January 26, 1997. You will have until January 26, 1999 to exercise the following stock options:

                  - 47,000 options dated January 26, 1994 at the exercise price of $22.50.

                  - 15,000 options dated May 16, 1995 at the exercise price of $20.375.

                  To the extent that the restrictions on the transferability of your Initial Public Offering shares have elapsed as matter of law, the Company will remove the restricted legends on the certificates representing such shares at the Company's cost.

         (7) The Company agrees to sell you the office furniture in your office for an amount to be agreed upon between you and the Company. In the event you elect to purchase such furniture, you agree that the Company is authorized to set off such amount against payments due you pursuant to this agreement.

         (8) The Company agrees to release you from the terms of the non-competition provision set forth in Section 9 of the Employment Agreement you entered into with the Company on January 26, 1994. However, the release of the non-competition provision in no way releases you from your confidentiality obligations as set forth below.

         (9) The Company agrees to reimburse you for your reasonable out-of-pocket expenses associated with your continued work on behalf of the Company through January 26, 1997 as well as all reasonable expenses, excluding salary, incurred by you related to your continued assistance to the Company subsequent to January 26, 1997.

         (10) The Company agrees that should you be sued in your capacity as a former director for the Company, that you will be entitled to coverage under the Board of Director's errors and omissions insurance to the extent applicable and the Company agrees to indemnify you for all reasonable expenses incurred and any judgments against you in your capacity as a former director to the extent that the Company, in its discretion, determines that your actions as a director were proper.

         In consideration for the Company's agreement to provide you with the benefits set forth in provisions (1) through (10) above, which you acknowledge to be good and valid consideration, you voluntarily and knowingly agree as follows:

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Mr. Perry ("Peter") M. Parrott,Jr.
November 11, 1996
Page 3


                  (a) You agree to cooperate with the Company in the transitioning of your duties and responsibilities. Beginning October 15, 1996, you agree that your personnel management responsibilities will transition to John Rippel who will assume the direct reporting responsibility for the Vice Presidents and Sue Ansel. You further agree that you will continue to be available for work and consultation through January 26, 1997 and agree to continue to assist in the complete transitioning of your duties and responsibilities within the Company.

                  (b) You further agree to cooperate with the Company subsequent to January 26, 1997 with respect to any ongoing projects that remain uncompleted at the time of your departure. You further agree to cooperate with, assist, and provide testimony at the request of the Company or its attorneys in any currently pending or future litigation involving the Company.

                  (c) For all times hereafter, you agree to protect and preserve the confidentiality of and safeguard the Company's proprietary and/or confidential information and to not use, directly or indirectly, for your benefit or for the benefit of another, or disclose to another, any of the Company's proprietary and/or confidential information unless disclosures that are deemed confidential to the Company are required by or pursuant to a court order or the demands of a public agency. Confidential information will include, without limitation, information concerning the Company's financial affairs, strategic plans and objectives, business plans, proprietary statistics, reports, pricing information, customer data and contracts except to the extent that the information is available to the public.

                  (d) Prior to January 26, 1997, you agree to deliver to the Company all documents embodying any of the Company's proprietary and/or confidential information.

                  (e) Prior to January 26, 1997, you agree to deliver to the Company all property owned by the Company and in your possession.

         As further consideration for the Company's obligations set forth herein, you voluntarily and knowingly, fully and completely and forever release the Company and its current or former directors, officers, stockholders, employees, agents, attorneys and affiliates from any and all claims, actions, demands and causes of action of whatever kind or character, whether now known or unknown, that you may have or that you may claim to have against the Company or its current or former directors, officers, stockholders, employees, agents, attorneys or affiliates that are in any way connected with your employment with the Company, your resignation from your


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Mr. Perry ("Peter") M. Parrott,Jr.
November 11, 1996
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position with the Company, or otherwise, including without limitation any contractual claims of employment or tort claims you may have or that you may claim to have, wrongful discharge or discrimination in employment on the basis of race, color, sex, national origin, religion, age under the Age Discrimination in Employment Act and related laws prohibiting age discrimination, or disability, if any, you may have, and attorneys fees and costs, if any, and any and all acts or failure to act in contravention of the Constitution, statutes or regulations of the United States or the constitution or regulations of any state or local government including, but not limited to state or federal securities laws, claims of fraud, breach of fiduciary duty, the Texas Deceptive Trade Practices Act (or any similar act in any other state), or the Racketeer Influenced and Corrupt Organizations Act occurring on or before the effective date of this agreement and release.

         In addition, you covenant and agree to keep the terms, conditions and circumstances of your resignation from the Company, including this letter, confidential and to not aid, abet, assist or render assistance in any form to any person or entity pursuing, or that may in the future pursue, any claim against the Company or its directors, officers, stockholders, employees, agents, attorneys or affiliates of any nature unless required to do by law.

         This letter is intended by you and the Company to be a legally valid and binding agreement, to be construed in accordance with the laws of the State of Texas. You and we agree that this letter is not to be construed as an admission of liability by the Company in any respect, and the Company expressly denies any liability to you whatsoever. You and we agree that any legal proceedings instituted hereunder shall be conducted and litigated in the State of Texas and the parties hereto consent to the jurisdiction and venue in the courts of Dallas County, Texas. Nothing herein shall in any way limit or abridge the Company's right to seek injunctive or similar equitable relief for the enforcement of its rights hereunder. This letter sets forth the entire agreement between you and the Company and its directors, officers, employees, agents, attorneys and representatives relating to the separation of your employment from the Company and fully supersedes any and all prior agreements or understandings between the parties hereto, including the January 26, 1996 Employment Agreement executed by you and the Company, pertaining to the subject matter hereof.

                                                 Very truly yours,

                                                 Gables Residential Trust




                                                 By:  /s/  John Rippel
                                                    --------------------------
                                                           John Rippel

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Mr. Perry ("Peter") M. Parrott,Jr.
November 11, 1996
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         The law requires that you be advised and you are hereby advised to consult with an attorney prior to executing this agreement and release. If you accept the terms of this agreement and release, it must be signed by you and returned to Mary Cheddie on or before twenty-one (21) days from your receipt of this agreement and release. After the execution of this agreement and release, you have a period of seven (7) days in which you may revoke this agreement and release. Notification of revocation should be in writing and returned to Mary Cheddie. The effective date of this agreement and release is eight (8) days after you execute this agreement and release.

I have read and understood the forgoing agreement and release, have been advised to and have had the opportunity to discuss it with anyone I desire, including an attorney of my own choice, agree to its terms, acknowledge receipt of a copy of same, and the sufficiency of the payments recited therein, and sign this agreement and release voluntarily.

                                             /s/ Perry M. Parrott, Jr.
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                                                 Perry ("Peter") M. Parrott, Jr.
Dated: November 11, 1996
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